EXHIBIT 99.1

Hudson Technologies REPORTS REVENUES OF $38.8 Million FOR First quarter 2017; DILUTED EPS of $0.13 pearl river, ny – MaY 3, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2017.

The Company reported revenues of $38.8 million for the first quarter ended March 31, 2017, an increase of 38% compared to $28.2 million in the comparable 2016 period. The revenue increase in the quarter is primarily related to both price and volume increases of certain refrigerants sold. Gross margin in the first quarter of 2017 was 32% compared to 27% in the prior year period. Net income for the quarter, including the recognition of $0.5 million of non-recurring SG&A expense related to corporate development initiatives, was $5.7 million, or $0.14 per basic and $0.13 per diluted share, compared to net income of $2.9 million, or $0.09 per basic and diluted share, in the first quarter of 2016.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

“We’re pleased to have delivered a strong start to 2017, as demonstrated by solid revenue growth, improved gross margin and increased profitability. Our business continued to be favorably impacted by increases in the average selling price of R-22 refrigerant during the first quarter, which marks the beginning of our nine-month refrigerant selling season.”

Mr. Zugibe continued, “The ongoing phase-out of R-22 refrigerants and the anticipated phase down of HFC-based refrigerants, expected to begin in 2019, represent significant opportunities for the growth of our Company. As a leading provider and reclaimer of refrigerants, we are well positioned to capitalize on the industry transition to next generation equipment and gases. This applies to both the sale of virgin refrigerants for use in new equipment and by utilizing our reclamation capabilities to help fulfill the growing supply gap for gases, such as R-22, which are being phased out of production. We are focused on working with our customers as they navigate the changing refrigerant marketplace and believe that our longstanding presence as an industry leader, proprietary technology and expansive distribution network are competitive advantages. Additionally, our strong balance sheet leaves us well positioned for continued growth and profitability.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the first quarter results today, May 3, 2017 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until June 3, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 10327.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended March 31,
	2017	2016

Revenues	$38,830	$28,167
Cost of sales	26,363	20,645
Gross profit	12,467	7,522

Operating expenses:
Selling and marketing	1,039	1,117
General and administrative	2,035	1,386
Total operating expenses	3,074	2,503

Operating income	9,393	5,019

Interest expense, net	85	271

Income before income taxes	9,308	4,748

Income tax expense	3,574	1,804

Net income	$5,734	$2,944

Net income per common share – Basic	$0.14	$0.09
Net income per common share – Diluted	$0.13	$0.09
Weighted average number of shares outstanding – Basic	41,507,941	32,888,659
Weighted average number of shares outstanding – Diluted	43,503,889	33,944,876

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,159	$33,931
Trade accounts receivable – net	20,731	4,797
Inventories	72,352	68,601
Prepaid expenses and other current assets	6,306	847
Total current assets	139,548	108,176

Property, plant and equipment, less accumulated depreciation	7,418	7,532
Deferred tax asset	2,036	2,532
Intangible assets, less accumulated amortization	3,177	3,299
Goodwill	856	856
Other assets	72	75
Total Assets	$153,107	$122,470

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$29,016	$5,110
Accrued expenses and other current liabilities	2,105	2,888
Accrued payroll	301	1,782
Income taxes payable	3,400	322
Short-term debt and current maturities of long-term debt	138	199
Total current liabilities	34,960	10,301
Long-term debt, less current maturities	129	152
Total Liabilities	35,089	10,453

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	-	-
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 41,539,181 and 41,465,820	415	415
Additional paid-in capital	114,299	114,032
Retained earnings (Accumulated deficit)	3,304	(2,430)
Total Stockholders' Equity	118,018	112,017

Total Liabilities and Stockholders' Equity	$153,107	$122,470